                                                                    EXHIBIT 99.1



              FOURTH QUARTER - 2001 EARNINGS CONFERENCE CALL SCRIPT

         LEW DICKEY:

         Thank you and good morning everybody. I appreciate you taking time out of your day to receive an update on the progress we're making here at Cumulus. I'm joined today by our EVP and CFO, Marty Gausvik.

         Before we get started with our update, I want to first remind everyone that certain statements in today's press release and discussed on this call may constitute forward-looking statements under the federal securities laws. These statements are based upon management's current assessments and assumptions and are subject to a number of risks and uncertainties. Consequently, actual results may differ materially from those expressed or implied in light of future decisions made by the company, by the market, or by economic, competitive, and technological developments beyond the company's control. For more information on the risks and other factors that may affect future performance, investors should review periodic reports that are filed by the company with the SEC from time to time.

         So with that out of the way, let's jump into business.

         First, I want to give you the highlights of our performance in Q4 including revenue, cash flow and operating margins. Marty will provide an in-depth look at each of these important metrics in a few minutes. In addition, I want to update you on our performance in both audience and revenue share and discuss the outlook for the first quarter of this year. We'll try to keep our prepared remarks brief so we can get right into Q&A.

         To start with, I want to say how extremely proud I am of the more than 2800 men and women who make up this company. We have a dedicated group of broadcast professionals who are committed to completing the turnaround of Cumulus and to building a significant company that we can all be proud to be of. I don't have to tell anyone on this call, but we have been in a pretty tough revenue environment and no one can say for sure when things will improve.

         Our team has continued to answer the challenge by working very diligently to realign our cost structure with those of other good operators whom we compete with like Clear Channel. While we have not yet matched their cost structure, our team has carefully streamlined our costs to help us to operate as efficiently as possible without undermining our competitiveness.

         As I said, since we don't know for sure when advertising demand will rebound, we are focused on increasing our share of the total advertising expenditures in our markets. The mantra inside our company is to build the best and most professional local sales organizations in each of our markets and to compete successfully for share. Jon Pinch, our COO, is focusing his efforts almost entirely on increasing our revenue share by improving the productivity and preparation of our local sales organization which is now made up of 650 men and women. These dedicated professionals are our Elite Ground Forces and we are proud of the progress they are making.

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         I believe that it is also important to note that with respect to our revenue performance; not only is the ad market soft, but it is also much tougher to put a dollar on our books today than it was a year ago due to our rigorous credit and collection policies. In addition, we have eliminated many of the costly NTR programs which added top-line revenue on a gross basis, but weren't profitable after netting out the costs of the events or programs. In 2001, our NTR revenue was down 82% or $3.4 million from 2000. NTR represented just 0.4% of our billing in 2001 verses 2.0% of our billing in 2000. As a result, we now have a higher quality, higher margin revenue stream and a more focused sales organization.

         In the past, I've likened our work to tunneling and though we're not through yet, we've made great deal of progress in a relatively short period of time. We have assembled a strong team of talented and committed broadcasters who are defining the New Cumulus as a very serious operating company. We're now building a solid foundation that can serve as a platform for expansion in 2002 and beyond.

         In our last call, we gave year-end pro-forma EBITDA guidance of $45-47 million. I'm pleased to report that we exceeded the high end of that range by over $2 million to $49.17 million. In Q4 of 2001, we grew our EBITDA by $510K or 3.7% over the same period last year. This marks the fifth consecutive quarter that Cumulus has grown its EBITDA in an extremely difficult environment and demonstrates our ability to continue to de-leverage through operations.

         On a pro forma basis for 221 stations in 45 markets, - and as an aside
- our pro forma includes all stations we are currently operating WITHOUT exception for developing markets or sticks. You'll note that the Houston start-up expenses are part of our reconciliation from actual to pro-forma in Q4 and in 2001. The station signed on in January, and as a result, we no longer be an adjustment to pro forma results.

         On a pro forma basis, our Q4 revenue was down 8.8 % but our broadcast cash flow was up 4.3% to $17.3m compared to the same period last year. BCF margins for Q4 increased from 30.0 % to 34.3 % and for the full year, our BCF margins increased from 26.4% to 31% as we continue to make progress towards our goal of 40% BCF margins. Marty will provide more color on this when he takes you through the margin buckets that were outlined in detail in our Earnings press release.

         These results demonstrate that our costs are in line and that we are holding our own in a tough revenue environment. Last Fall, I began sharing the Miller Kaplan data, which measures radio revenue share on a monthly basis. We now have 34 out of our 45 markets measured, which represent approximately 75% of our billing and thus serves as a pretty good proxy for the entire company.

         In Q4 we captured 41.3% of the total cash revenue in our markets, which is down slightly from the 42% we captured in Q4 a year ago. Though our share declined slightly, we improved the quality of our revenue base as we de-emphasized the low-margin but high maintenance NTR or event-type revenue and improved our collections significantly. As I mentioned earlier, we are very focused on improving the preparedness and productivity of our sales organization to help us increase our share of total advertising dollars.

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         In the just-released Fall Arbitrons, we have given up some ground after three strong ratings books in a row. Our total shares for all of our markets were down 3.7%, but on a weighted average based upon cash flow, the decline was less as our largest declines occurred in our smallest markets where we have large clusters with very high total shares. Our programming team has been working hard to make the necessary corrections along with routine fine-tuning and we are looking forward to getting back on a winning streak in the Spring Book. Fortunately, however, our sales effort is gaining traction as it successfully executes our strategy. As a result, we expect our team to sell through this ratings book and meet our revenue share objectives.

         With respect to 2002, our visibility is such that I don't wish to give guidance beyond the first quarter. We do believe, however, that the trough was Q4 of last year, but with that being said, the revenue environment is still very sluggish. In addition, because of the Olympics, we are losing about $700K of television money that we received last year. This represents almost 5% of our February revenue budget. The shortfall caused by this category along with the challenging revenue environment leads us to believe that Q1 '02 will be flat to down 5% in revenue and due to our continued cost controls, our BCF should be flat to up 5%.

         No one can say with any certainty when the advertising environment will improve. We are focusing our efforts, however, on building our sales organization to compete successfully for share in any revenue environment.

         Now let's shift from operating performance to our pending acquisitions.

         We have received FCC grants on both the Aurora and the DBBC acquisitions and our Proxy will be mailed once we drop-in the Q4 numbers. We expect to have the shareholder's meeting to approve the transactions in late March and we will close at that time. Both acquisitions met their 2001 projections and are performing extremely well in the first quarter of this year. The suburban New York markets where Aurora is concentrated are outperforming the industry post September 11. Their revenue is expected to be up over 10% in Q1 over the same period last year and they are riding high after a series of solid ratings books in the just released sweeps.

         The DBBC stations in Nashville are also performing very well. Their revenue will be up over 12% for the first quarter verses last year and they are dramatically outperforming the market which was down almost 9% in January and is pacing down for Q1. We look forward to having both the Aurora and Nashville acquisitions in our company beginning with Q2 of this year.

         I'm also pleased to report that our Houston move-in signed-on January 6 and is progressing very nicely. We took the station Urban Contemporary and named it Power 107.5. Our Market Manager, Tim Davies has over a dozen years in Urban Radio in Houston and has assembled a very strong and competitive team. We won't have comprehensive ratings information to report until June, but sales are already going well and we expect to turn a profit in our first year of operation there which is ahead of plan.

         Our Kansas City move-in is also progressing on schedule. We plan to have it built and on the air by June of this year and we are looking forward to competing in this excellent Top 30 radio market. In addition, we are working on a number of smaller fill-in acquisitions as well as upgrades and move-ins that we will continue to keep you posted on as we complete them. With respect to new markets or groups, we continue to look for accretive, de-leveraging acquisitions where we can use our stock as currency, similar to the Aurora and Nashville acquisitions.

         As I have said in the past, we have built this company - including it's organizational structure, management systems, controls, discipline and culture to be much larger than it currently is today. This industry is going to continue to consolidate for good reason and I'm convinced that the companies which prove themselves to be the best and most capable operators of a large platforms of stations will oversee this consolidation.

         Now I'm going to turn it over to Marty Gausvik, our CFO who is going to provide you with a financial overview and then we'll open if up for questions. Marty...

         MARTY GAUSVIK:

         Thanks Lew. There are five areas we would like to cover for everyone today:

                  1.       Q4 and 2001 Cumulus Financial Performance Highlights;

                  2.       Q4 and 2001 Aurora and DBBC Performance Overview;

                  3.       Our pro forma capital structure and leverage update;

                  4. Discussion on the Impairment Charge we took on the Caribbean assets; and

                  5.       An update on our implementation of SFAS #142

         1.       Q4 and 2001 Cumulus Financial Performance Highlights

         We had previously stated our belief that over the next 2 to 3 years we can improve our Pro Forma BCF margins, which were 26% in 2000, by 10 to 15 percentage points on a pro forma basis, entirely through improvement in operating practices.

         We had also previously stated that the pro forma BCF margins would improve to 30% during 2001. In Q4 2001 we posted our fifth consecutive quarter of year over year margin improvement.

         On a pro forma basis the BCF margins improved to 34.3% in Q4 compared to 30.0% during Q4 2000. Despite the most difficult revenue environment in at least a decade, we are pleased to have achieved 31% Pro Forma BCF Margins in 2001. This achievement is a testament to our managers at the station and market levels, as well as our regional and corporate teams.


         -------------------------------------

         As you are aware, we track the margins of our 45 markets into 6 different categories or "Margin Buckets". These segments are included in the press release for the year ended December 31, 2001.

         We believe a review of these margin segments demonstrates the progress we continue to achieve in improving the overall performance of our station portfolio:

         A. The top two margin buckets on a trailing twelve month basis now account for:

                  - 27 of the 45 markets we operate (up three from September 30th);

                  - 76% of our pro forma revenue before trade ($139.8 million of $183.9 million), up from 71% at Q3;

                  - 90.8% of our pro forma BCF before trade ($54.9 million of $60.5 million), up from 87% in Q3.

                  The average BCF margin for these markets now exceeds 39% and represents the potential of each of our 45 markets.

         B. Additionally, we continue work diligently on our bottom two margin buckets as there are seven markets with margins below 10.0%. While this segment actually increased by one market during Q4 2001, it is important to note that this group now is cash flow positive on a combined basis for the first time.

         C. We are frequently asked about the correlation between market size and BCF margins. Admittedly, it's easier to achieve higher margins in larger markets. For the year ended December 31, 2001, the following markets maintained or improved their "Top tier" segment status:

                  -        Cedar Rapids, IA (Rank #205) (BCF Margin 47.8%);

                  -        Lake Charles, LA (Rank #213) (BCF Margin 40.5%); and

                  -        Kalamazoo, MI (Rank #178) (BCF Margin 39.8%).

         Our experience also indicates that the quality of the clustered assets (e.g. signal strength, heritage formats, personnel), and the amount of time such a cluster has been operated by accomplished management personnel also directly correlates with the margins for the clusters. It is important to remind everyone that Cumulus was formed in 1997, and spent the first two to three years of its existence assembling the 45 clusters it operates today. We have been operating the majority of these clustered assets for less than two years. We believe as we continue to operate these clusters, we will continue to expand our BCF and EBITDA margins as the clusters mature.

         2.       Aurora and DBBC Financial Performance

         As you are all aware, during the fourth quarter Cumulus announced it had reached agreements to acquire Aurora Communications and DBBC in two separate transactions. Combined, the consideration paid for these attractive assets is comprised of 15.8 million shares of CMLS stock and $114 million of cash and assumed liabilities.

         To facilitate your 2002 modeling, we wanted to provide you with a brief overview of Aurora and DBBC's 2001 performance, which the Cumulus management team continues to be pleased with:

                           Aurora
(amounts in millions)      Communications        DBBC          Combined
                           --------------        ----          --------
Net Revenues                  $   31.5         $   7.3         $  38.8
Operating Expenses            $   16.5         $   3.4         $  19.9
                              --------         -------         -------
BCF                           $   15.0         $   3.9         $  18.9
BCF Margin %                      47.6%           53.4%           48.7%

Share Price @2-15-02          $   15.95

         Both Aurora and DBBC finished up 2001 approximately where we had projected them.

         3.       Pro Forma Capital Structure and Leverage

         Excluding the PIK Preferred Securities, outstanding funded debt at the end of Q4 declined $5.2 million to $319.8 million at December 31, 2001. This reflects a term loan amortization payment of $0.2 million and a revolving loan repayment of $5.0 million.

         Based upon TTM Proforma EBITDA of $49.2 million at December 31, 2001, the leverage ratio currently stands at 6.5x and has improved by almost a turn and a half in 2001.

         We also took advantage of our strong cash position to retire the $2.8 million of 12.0% Series B Preferred Stock which had been outstanding since Q4 2000 and which was accreting quarterly.

         As a management team, we monitor the Free Cash Flow ("FCF") produced by our assets very closely, and we continue to see progress each quarter. For the year ended December 31, 2001, the business has produced $19.2 million in pro forma FCF, based upon:

         -        $49.2 million in TTM EBITDA, less

         -        $27.0 million of debt service on our pro forma debt, less

         -        $3.0 in Estimated Maintenance CAPEX.

         While we have improved our trailing twelve month operating performance in calendar 2001, our Company has also benefited from lower interest rates. Over 50% of our outstanding debt obligations (exclusive of PIK Preferred) represent un-hedged floating rate debt obligations which are priced at negotiated spreads over LIBOR.

         The net result has been that the Company's assets have generated sufficient Free Cash Flow on a trailing twelve month basis, to cover the Company's pro forma dividend obligation on its Series A Preferred Stock.

         Finally, as many of you are aware Company management has signed a term sheet for a new $350.0 million credit facility that is arranged by J.P. Morgan/Chase. The facility will be used to i) refinance existing bank indebtedness; ii) fund the cash portion of the purchase price on Aurora and DBBC; and iii) for other general corporate purposes.

         The facilities are in the process of being syndicated, and the Company held a bank meeting this past Thursday in New York. We expect the facility to close in late March, in advance of the Aurora and DBBC closings. The Company is very appreciative of the support we have received from our existing bank syndicate.

         4.       Q4 Impairment Charge on Caribbean

         At the inception of Cumulus Media Inc., Quaestus Management Company contributed the stock of Caribbean Communications Corporation, an operation which includes five broadcast signals in the English speaking Caribbean, in exchange for ownership interests in Cumulus Media, Inc.

         During the quarter ended December 31, 2001, certain events and circumstances caused the Company to review the carrying amounts of the long-lived assets of its Caribbean operations. This review concluded with management's determination that the Caribbean operations are not expected to generate the future cash flows that were projected in prior periods, thus resulting in an impairment charge of $6.8 million.

         As a side note, for the year ended December 31, 2001, net revenue and operating loss (prior to the impairment charge) of the Company's Caribbean operations were $1.3 million and $0.9 million, respectively. 2002 financial results for the Caribbean will be excluded from the Company's 2002 Pro Forma Results.

         A couple of house cleaning items on the quarter:

                  Corporate Overhead:

         We incurred total corporate overhead of $3.6 million in Q4, 2001 versus $5.8 million during Q4, 2000. The decrease in corporate overhead is due primarily to non-recurring legal costs.

                  ATCF

         Just a quick report on after tax cash flow, we were able to improve our after tax cash flow for the quarter to $0.03 per share compared to a negative $0.5 per share a year ago and for the year ended December 31, 2001 ATCF was a loss of $0.13 per share compared to a loss of $0.84 per share for the year ended December 31, 2000.

                  Capital Expenditure:

         Capital expenditure for the year ended December 31, 2001 were $10.1 million, compared to $9.5 million incurred during the year ended December 31, 2000. However, the 2001 totals are somewhat misleading, as the YTD 2001 Capex total includes approximately $6.0 million of investments related to the tower construction and commencement of operations in Houston, TX. We believe that after removing "growth" related capital expenditures, we will manage our "maintenance" capital expenditure requirements to within $4.0 million in calendar 2001.

         5.       Implementation of SFAS 142

         Effective January 1, 2002, the Company is adopting SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill and intangible assets with indefinite lives be tested for impairment annually rather than amortized over time. As of the date of adoption of SFAS No. 142, the Company expects to have unamortized goodwill in the amount of $162.6 million and unamortized identifiable intangible assets in the amount of $627.4 million, all of which will be subject to the transition provisions of SFAS No. 142. Because of the extensive effort needed to comply with adopting SFAS No. 141 and No. 142, it is not practicable to reasonably estimate whether the Company will incur any transition impairment losses related to goodwill. However, the Company does anticipate that it will cease recognizing amortization on goodwill and other intangibles with indefinite lives (broadcast licenses) upon the adoption of the standards.

         When amortization of the Company's broadcast licenses is suspended on January 1, 2002 due to the adoption of FASB Statement #142, the reversal of deferred tax liabilities relating to those intangible assets will no longer be assured within the Company's net operating loss carry-forward period. Accordingly, the Company expects to take a non-cash charge to income tax expense during the quarter ended March 31, 2002 to establish a valuation allowance against the Company's deferred tax assets. This non-cash charge is expected to range from $40.0 million to $60.0 million.

         Q & A SESSION





         LEW DICKEY:

         Thank you for your participation and we look forward to speaking with you again following the end of the first quarter.